Exhibit 10.64

THIRD AMENDMENT TO
IDAHO POWER COMPANY EMPLOYEE SAVINGS PLAN
(FINAL 415 REGULATIONS)

The Idaho Power Company Employee Savings Plan, amended and restated as of October 1, 2000, and amended by the First and Second Amendments thereto (the “Plan”), is further amended to comply with the Final 415 Regulations.

1.         The last sentence of the third paragraph of Section 1.10 is deleted.

2.         Section 2.2 is amended to read as follows:

“An Employee eligible to participate in the Plan may enroll as a Participant on his or her hire date or as of any subsequent pay period.  Long Term Disability Participants who are receiving benefits from the Employer’s Long Term Disability Plan prior to January 1, 1998, are eligible to contribute to the Plan until December 31, 2007.”

3.         Section 10.2.1 is amended by adding the following:

“A Participant’s Annual Addition shall not exceed the amount provided under Code Section 415(c) and the regulations issued thereunder, including the Final 415 Regulations.”

4.         Section 10.3.1 is amended to read as follows:

“If the amount otherwise allocable to a Participant’s Account would exceed the Maximum Annual Addition (resulting from a reasonable error in estimating an employee’s Compensation or in determining the amount of After Tax Contributions or Deferral Contributions or other facts and circumstances acceptable to the Internal Revenue Service), the Administrator shall dispose of the excess amount in accordance with the Employee Plans Compliance Resolution System (EPCRS)”.

5.         This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

6.         This Amendment is effective January 1, 2008.

September 15th, 2009.	IDAHO POWER COMPANY

	By:	/s/ Darrel T. Anderson
		Title:	SVP – Administrative Services & CFO